UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
______________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 20, 2017
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Carrols Restaurant Group, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-33174	16-1287774
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

968 James Street Syracuse, New York		13203
(Address of principal executive office)		(Zip Code)

Registrant’s telephone number, including area code (315) 424-0513

N/A
(Former name or former address, if changed since last report.)
______________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Securities Act. ☐

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 20, 2017, in connection with the offering by Carrols Restaurant Group, Inc. (“Carrols Restaurant Group”) of an aggregate principal amount of $50 million (which was upsized to an aggregate principal amount of $75 million) of 8.00% Senior Secured Second Lien Notes due 2022 (the "Additional Notes") pursuant to an Indenture (the “Indenture”) dated as of April 29, 2015 among Carrols Restaurant Group, as issuer, and the subsidiaries of Carrols Restaurant Group (the “Guarantors”), as guarantors, and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), as trustee, Carrols Restaurant Group and the Guarantors entered into a Fifth Amendment to Credit Agreement, dated as of June 20, 2017 (the “Fifth Amendment”), with Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), and the lenders party thereto (individually, a “Lender” and, collectively, the “Lenders”) as further described in “Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant” which is incorporated by reference in this Item 1.01.

On June 23, 2017, Carrols Restaurant Group and the Guarantors entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Wells Fargo Securities, LLC in connection with the sale of the Additional Notes. In general, the Registration Rights Agreement provides that Carrols Restaurant Group and the Guarantors will agree to file, and cause to become effective within the time periods specified in the Registration Rights Agreement, a registration statement with the Securities and Exchange Commission (the “SEC”) relating to an offer to holders of the Additional Notes to exchange the Additional Notes for an issue of notes registered under the Securities Act of 1933, as amended, with terms identical to the Additional Notes (the “Exchange Notes”) and Carrols Restaurant Group's outstanding aggregate principal amount of $200 million of 8.00% Senior Secured Second Lien Notes due 2022 (the "Existing Notes" and together with the Additional Notes, the "Notes"). In general, under the Registration Rights Agreement, Carrols Restaurant Group will be required to file a registration statement for the Exchange Notes with the SEC within 180 days of June 23, 2017 and will be required to consummate the exchange of the Additional Notes for Exchange Notes within 270 days of June 23, 2017.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The Additional Notes were issued pursuant to the Indenture. The Indenture provides that the Notes will mature on May 1, 2022 and will bear interest at the rate of 8.00% per annum, payable semi-annually on May 1 and November 1 of each year, with the Additional Notes beginning to accrue interest on May 1, 2017. The entire principal amount of the Notes will be due and payable in full on the maturity date. The Indenture further provides that Carrols Restaurant Group may redeem some or all of the Notes at any time after May 1, 2018 at the redemption prices described therein. In addition, the Indenture also provides that Carrols Restaurant Group may redeem up to 35% of the Notes using the proceeds of certain equity offerings completed before May 1, 2018. The Indenture also provides that Carrols Restaurant Group must offer to purchase the Notes if it sells certain of its assets or if specific kinds of changes in control occur, all as set forth in the Indenture. The Notes are secured by second-priority liens on substantially all of Carrols Restaurant Group’s and the Guarantors’ assets (including a pledge of all of the capital stock and equity interests of the Guarantors) and are or will be guaranteed by each of Carrols Restaurant Group’s existing and future Restricted Subsidiaries (as defined in the Indenture). The Indenture contains certain covenants that limit the ability of Carrols Restaurant Group and the Guarantors to, among other things: incur indebtedness or issue preferred stock; incur liens; pay dividends or make distributions in respect of capital stock or make certain other restricted payments or investments; sell assets; agree to payment restrictions affecting Restricted Subsidiaries (as defined in the Indenture); enter into transaction with affiliates; or merge, consolidate or sell substantially all of the assets. Such restrictions are subject to certain exceptions and qualifications all as set forth in the Indenture.

Carrols Restaurant Group used (or will use) the net proceeds of the offering and issuance of the Additional Notes (i) to repay outstanding revolving credit borrowings under Carrols Restaurant Group's senior credit facility, (ii) to pay related fees and expenses and (iii) for working capital and general corporate purposes, including for possible future acquisitions.

On June 20, 2017, Carrols Restaurant Group and the Guarantors entered into the Fifth Amendment. The Fifth Amendment amends the Credit Agreement dated as of May 30, 2012 among the Company, the Guarantors, the Administrative Agent and the Lenders, as amended by the First Amendment to Credit Agreement dated as of December 19, 2014, the Second Amendment to Credit Agreement and First Amendment to Security Agreement dated as of April 29, 2015, the Third Amendment to Credit Agreement dated as of February 12, 2016 and the Fourth Amendment to Credit Agreement dated as of January 13, 2017 (the “Credit Agreement”). The Fifth Amendment permitted the issuance of the Additional Notes under the Credit Agreement.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARROLS RESTAURANT GROUP, INC.

Date: June 26, 2017

By:	/s/ Paul R. Flanders
Name:	Paul R. Flanders
Title:	Vice President, Chief Financial Officer and Treasurer